Exhibit 10.1

August 13, 2023

Roger C. Hochschild,

    at the address on file with

       Discover Financial Services.

Dear Roger,

This letter agreement (this “Agreement”) sets forth the terms we have agreed regarding your transition from Discover Financial Services (the “Company”), including your service as an Advisor to the Chair of the Company’s Board of Directors (the “Board”) through December 31, 2023 to support the Company’s transition to new leadership.

1.	Your Resignation

This letter confirms your resignation, effective August 14, 2023 (the “Effective Date”), as the Company’s Chief Executive Officer and President, as well as a member of the Board. It also confirms your resignation as a director and officer of Discover Bank (the “Bank”) and any other role you have at the Company, the Bank or their affiliates, other than your continuing role as an Advisor, as of the Effective Date.

2.	Your Continuing Service as Advisor

From and including the Effective Date through December 31, 2023, you will continue as an employee of the Company and serve as Advisor to the Chair of the Board. As Advisor, you will report to the Chair, with responsibility for providing transition services and advising the Chair, in each case as reasonably requested by the Chair, and providing such other services as may be reasonably agreed between you and the Board. Your services may be performed at such location as you reasonably determine appropriate, which may include the Company’s offices as mutually agreed with the Chair from time to time. You shall continue to maintain your administrative assistant through December 31, 2023, any required travel during this period shall be at the same class level as in effect as of the date hereof, and the Company agrees to indemnify you for acts and omissions as Advisor through December 31, 2023 on the same basis as you are currently indemnified.

At the close of business on December 31, 2023, your employment with the Company will end automatically without further action by you or the Company. You agree to execute any further documentation the Company reasonably may request to evidence your resignation and transition of authority in Section 1 of this Agreement or the termination of your service as Advisor in this Section 2. Following your termination, you shall receive all vested accrued amounts to which you are entitled under the Company’s benefit plans and arrangements and shall be eligible for COBRA health continuation benefits if you timely elect such coverage for yourself and your eligible dependents. Your entitlement to your Company equity awards is provided in Section 4 of this Agreement. The Company shall not terminate your service as Advisor before December 31, 2023 without “Cause” (as defined in your Company equity awards).

Mr. Roger C. Hochschild	Page 2

3.	Your Compensation

During your employment as Advisor, you will continue to receive your base salary in effect prior to the Effective Date. For the avoidance of doubt, you will not be eligible to participate in the Company’s Short-Term Incentive Program with respect to the fiscal year ending December 31, 2023, eligible for additional equity grants from the Company or eligible for severance under the Company Severance Plan in connection with your separation from the Company.

4.	Your Long-Term Equity Awards

Your Company equity awards that are outstanding on the Effective Date shall continue to vest during your employment as Advisor and will be subject to retirement treatment on your termination of service as Advisor in accordance with Section 2 of this Agreement, in each case in accordance with and subject to their current terms. For avoidance of doubt, your 2007 Founders Grant will continue to be subject to its current terms, and nothing herein shall be interpreted to change any rights or entitlements thereunder. Exhibit A sets forth the applicable vesting and payment schedule of such equity awards. You have agreed that, notwithstanding the foregoing, the Company equity awards (e.g. restricted stock units and performance stock units) granted to you during the fiscal year ending December 31, 2023 are cancelled as of the Effective Date and that all obligations of the Company with respect to such awards shall be extinguished at the Effective Date. With respect to your continuing Company equity awards, the Company has no intention to exercise its clawback or forfeiture rights on the basis of facts considered by the Board to date including in connection with its review of the incorrect classification of certain credit card accounts or its review of the Company’s compliance management system.

5.	Cooperation

You agree that, following the Effective Date, at the Company’s request, you shall assist and advise the Company in any investigation which may be performed by the Company or any government agency and any litigation in which the Company may become involved. Such assistance shall include you making yourself reasonably available for interviews by the Company or its counsel, depositions and/or court appearances at the Company’s request. The Company shall attempt to schedule such assistance at mutually convenient times and places. The Company shall reimburse you for reasonable expenses incurred by you at the Company’s request, consistent with the Company’s practices applicable to you during your employment (including fees reasonably incurred by independent legal counsel selected by you if in good faith you believe such counsel to be appropriate). Nothing in this Section 5, however, requires you to act against your own legal interests or the legal interests of any future employer or business partner.

6.	Governing Law

This Agreement shall be interpreted for all purposes in accordance with the laws of the State of Illinois.

7.	Protected Disclosures

You understand that nothing contained in this Agreement or any other agreement with the Company, the Bank or its affiliates shall (a) prohibit you from making reports of possible violations of law or regulation to any governmental agency or entity in accordance with the

Mr. Roger C. Hochschild	Page 3

provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (b) require notification or prior approval by the Company of any reporting described in clause (a).

We look forward to your contributions to the Company’s continued success.

Very truly yours,

/s/ Thomas G. Maheras
Name:	Thomas G. Maheras
Title:	Independent Chairman

I accept the terms and conditions of this letter.

Date:	August 13, 2023

/s/ Roger C. Hochschild
Roger C. Hochschild